Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Alternative Solutions Trust of our report dated February 23, 2026, relating to the financial statements and financial highlights of Virtus AlphaSimplex Global Alternatives Fund, which appears in Virtus Alternative Solutions Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, “Financial Statements”, “Independent Registered Public Accounting Firm”, and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
November 9, 2026